Exhibit 10.4

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of November 2, 2023 (this “Agreement”), by and among Concord Sponsor Group III LLC, a Delaware limited liability company (“Sponsor”), CA2 Co-Investment LLC, a Delaware limited liability company (“CA2” and, together with Sponsor, the “Sponsor Parties”), Concord Acquisition Corp III, a Delaware corporation (“SPAC”), and GCT Semiconductor, Inc., a Delaware corporation (the “Company”).

WHEREAS, SPAC, Gibraltar Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of SPAC (“Merger Sub”), and the Company, simultaneously with the execution of this Agreement, have entered into a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as of the date hereof, each Sponsor Party is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of, and has full voting power over (excluding, in each case, shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants), (i) shares of SPAC Class B Common Stock as set forth opposite such Sponsor Party’s name on Exhibit A hereto (such SPAC Class B Common Stock, together with any other shares of SPAC Common Stock of which beneficial ownership or the power to vote is hereafter acquired by such Sponsor Party prior to the termination of this Agreement, collectively referred to herein as the “Shares”) and (ii) certain SPAC Private Placement Warrants as set forth opposite such Sponsor Party’s name on Exhibit A hereto (such SPAC Private Placement Warrants, together with any other SPAC Warrants and equity securities of SPAC acquired by such Sponsor Party prior to the termination of this Agreement and the Shares, collectively referred to herein as the “Securities”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, irrevocably and unconditionally agrees that (i) it shall appear at the SPAC Stockholders’ Meeting and any adjournment or postponement thereof, and (ii) at the SPAC Stockholders’ Meeting or adjournment or postponement thereof, and in connection with any written consent of the stockholders of SPAC, shall vote (or duly and promptly execute and deliver an action by written consent), cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of its Shares, (a) in favor of any proposal for the approval and adoption of the BCA, the Transactions, any other proposal submitted for approval by the stockholders of SPAC in connection with the Transactions, and any other matters necessary for consummation of the Transactions, including the Merger, (b) in favor of any proposal to adjourn a SPAC Stockholders’ Meeting at which there is a proposal for stockholders of SPAC to adopt the BCA to a later date if there are not sufficient votes to adopt the BCA or if there are not sufficient shares of SPAC Common Stock present in person or represented by proxy at such SPAC Stockholders’ Meeting to constitute a quorum, (c) against any action, agreement or transaction or proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA, or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated, (d) against any Business Combination Proposal other than with the Company or the adoption of an agreement to enter into a Business Combination Proposal other than with the Company, (e) against any merger agreement or merger (other than the BCA and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC, (f) against any change in the business, management or board of directors of SPAC, and (g) against any action, transaction or agreement that (I) would or would reasonably be expected to result in a material breach of any representation or warranty or covenant of SPAC or Merger Sub under the BCA, (II) would or would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect, (III) would or would reasonably be expected to result in any of the conditions set forth in Article VIII of the BCA not being fulfilled, or (IV) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC. Each Sponsor Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any person (as defined in the BCA) to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.

2.  No Transfer of Securities.

(a)            Subject to the earlier termination of this Agreement in accordance with Section 13, each of the Sponsor Parties, severally and not jointly, agrees that it shall not, except as otherwise contemplated by this Agreement, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Securities or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Securities pursuant to the BCA or to another stockholder of SPAC (as contemplated by the BCA or as necessary for consummation of the Transactions) and which stockholder of SPAC agrees to be bound by the terms and obligations hereof by executing and delivering to SPAC and the Company a joinder agreement to this Agreement, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Securities, deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), or other disposition of any Securities; provided, that the foregoing shall not prohibit (i) the transfer of the Securities by a Sponsor Party to an affiliate thereof, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (ii) private sales or transfers made by a Sponsor Party in connection with any forward purchase agreement or similar arrangement, a SPAC Extension or the consummation of the Transactions, at prices no greater than the price at which the Securities were originally purchased; provided, further, that the nothing in this Agreement shall prohibit the conversion by a Sponsor Party of its shares of SPAC Class B Common Stock into shares of SPAC Class A Common Stock as permitted under the SPAC Organizational Documents.

(b)            For the avoidance of doubt, in the event any Sponsor Party converts its shares of SPAC Class B Common Stock into shares of SPAC Class A Common Stock as permitted under the SPAC Organizational Documents, references to SPAC Class B Common Stock in Section 4, Section 5 and Section 8 of this Agreement shall be deemed to be references to SPAC Class A Common Stock received upon conversion of such SPAC Class B Common Stock.

(c)            This Section 2 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

3.  Waiver of Redemption Rights; Waiver of Initial Conversion Ratio Adjustment.

(a)            Each of the Sponsor Parties, severally and not jointly, agrees (i) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 3, 2021, by and among SPAC and the Sponsor Parties (the “Letter Agreement”), including the obligations of each of the Sponsor Parties pursuant to Section 1 therein to not redeem any shares of SPAC Common Stock owned by such Sponsor in connection with the transactions contemplated by the BCA, and (ii) not to otherwise redeem the Shares in connection with Transactions.

(b)            Each of the Sponsor Parties, severally and not jointly, to the fullest extent permitted by law and the SPAC Organizational Documents, unconditionally and irrevocably agrees to waive the provisions of Section 4.3(b)(ii) set forth in the SPAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Certificate of Incorporation) in connection with the Transactions.

(c)            This Section 3 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

4.  Company Insider Incentive Equity.

(a)            Each Sponsor Party agrees that the Company Insider Incentive Shares shall be allocated by the Company to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at the Company’s discretion. Any Company Insider Incentive Shares so allocated by the Company to a Company Insider Recipients shall, subject to and contingent upon the Closing, (i) be transferred to the Company Insider Recipients immediately prior to the Effective Time and (ii) not be subject to vesting conditions.

(b)            Each Sponsor Party agrees that a portion equal to the Company Insider Incentive Ratio of the Company Insider Incentive Warrants shall be allocated by the Company to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at the Company’s discretion. Any Company Insider Incentive Warrants so allocated by the Company to a Company Insider Recipients shall, subject to and contingent upon the Closing, (i) be transferred to the Company Insider Recipients immediately prior to the Effective Time and (ii) not be subject to vesting conditions.

(c)            Any Company Insider Incentive Shares and Company Insider Incentive Warrants that have not otherwise been allocated by the Company to the Company Insider Recipients pursuant to Section 4(a) and/or Section 4(b) may be allocated by the Sponsor Parties, in their sole discretion, to (x) prospective investors in the PIPE Financing, the CVT Financing or any other equity, convertible debt or debt financing entered into in accordance with the BCA (collectively, a “Financing”) or (y) any stockholders of SPAC pursuant to non-redemption or similar agreements entered into in connection with a SPAC Extension.

(d)           For purposes of this Section 4:

i.	“Company Insider” means (A) an existing shareholder of the Company, or (B) an investor introduced by an existing shareholder of the Company, or by the Company or its affiliates.

ii.	“Company Insider CVT Financing” means, collectively, the CVT Financing (as defined in the BCA) that is provided by a Company Insider.

iii.	“Company Insider Financing” means, collectively, the Company Insider CVT Financing and the Company Insider PIPE Financing.

iv.	“Company Insider Incentive Ratio” means the quotient of (x) the sum of the dollar amount of (A) the aggregate proceeds of the Company Insider CVT Financing committed pursuant to a duly executed and delivered note purchase agreement on or prior to the Closing Date plus (B) the amount by which the aggregate proceeds of the Company Insider PIPE Financing committed pursuant to a duly executed and delivered subscription agreement on or prior to the Closing Date exceeds $25,000,000, divided by (y) $25,000,000; provided that if such quotient is greater than 1.00, then the Company Insider Incentive Ratio shall be deemed 1.00.

v.	“Company Insider Incentive Shares” means the sum of (x) 1,399,107 shares of SPAC Class B Common Stock plus (y) the Sponsor Unretained Earnout Shares.

vi.	“Company Insider Incentive Warrants” means 2,820,000 SPAC Private Placement Warrants.

vii.	“Company Insider Investors” means, collectively, the investors in the Company Insider Financing.

viii.	“Company Insider PIPE Financing” means, collectively, the PIPE Financing (as defined in the BCA) that is subscribed by a Company Insider.

ix.	“Company Insider Recipients” means, collectively, stockholders of the Company immediately prior to the Closing and Company Insider Investors.

(e)            This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5.  Sponsor Earnout.

(a)            On the terms and subject to the conditions set forth in this Agreement, each Sponsor Party agrees that an aggregate amount of shares of New SPAC Common Stock held by the Sponsor Parties equal to the product of (x) 1,920,375 multiplied by (y) the Sponsor Earnout Ratio (such aggregate amount of shares, the “Sponsor Earnout Shares”) shall be subject to an earnout pursuant to this Section 5.

(b)            If, at any time during the period starting six (6) months following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (such period, the “Sponsor Earnout Period”):

i.	The VWAP of the shares of New SPAC Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Sponsor Earnout Target”), then as soon as commercially practicable, and in any event within ten (10) Business Days following the achievement of the First Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5;

ii.	The VWAP of the shares of New SPAC Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Sponsor Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5; and

iii.	The VWAP of the shares of New SPAC Common Stock equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Sponsor Earnout Target” and, together with the First Level Sponsor Earnout Target and the Second Level Sponsor Earnout Target, the “Sponsor Earnout Targets”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5.

(c)            If a Sponsor Earnout Target is achieved on or prior to the last day of the Sponsor Earnout Period, then following the achievement of such Sponsor Earnout Target, each Sponsor Party may, at its election, provide written notice to SPAC informing SPAC that the Sponsor Earnout Target has been satisfied and that the Sponsor Earnout Shares subject to such Sponsor Earnout Target are no longer subject to forfeiture.

(d)            If a Sponsor Earnout Target is not achieved on or prior to the end of the Sponsor Earnout Period, then, within five (5) Business Days following the end of the Sponsor Earnout Period, SPAC shall provide written notice to the Sponsor Parties certifying that such Sponsor Earnout Target has not been achieved by the end of the Sponsor Earnout Period and that the Sponsor Earnout Shares subject to such Sponsor Earnout Target shall be forfeited and cancelled, and the Sponsor Parties shall surrender to SPAC for cancellation such Sponsor Earnout Shares.

(e)            The Sponsor Earnout Target and the number of Sponsor Earnout Shares shall be adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of New SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of New SPAC Common Stock, occurring on or after the date hereof.

(f)            Until and unless the Sponsor Earnout Shares are forfeited, each Sponsor Party will have full ownership rights to its Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(g)            If the aggregate proceeds from the Company Insider Financing exceeds $50,000,000, any Sponsor Unretained Earnout Shares may be allocated by the Company to the Company Insider Recipients in the same manner as the Company Insider Incentive Shares pursuant to Section 4(a). Each of the Sponsor Parties hereby agrees, subject to and conditioned upon the Closing, to forfeit (and execute such documents or certificates evidencing such forfeiture as SPAC and/or the Company may reasonably request), concurrently with the Closing, all Sponsor Unretained Earnout Shares that have not otherwise been allocated by the Company to the Company Insider Recipients pursuant to this Section 5(g).

(h)            For purposes of this Section 5:

i.	“SPAC Funding” means the aggregate amount of (x) funds remaining in the Trust Account at the Closing after giving effect to the exercise of Redemption Rights by holder of SPAC Common Stock plus (y) any proceeds of the PIPE Financing that is not provided by Company Insiders plus (z) the aggregate proceeds to be received by SPAC, and available to the post-Closing company, pursuant to any debt financing.

ii.	“Sponsor Earnout Ratio” means the quotient of (x) the dollar amount of aggregate proceeds of SPAC Funding, divided by (y) 40,000,000; provided that if such quotient is greater than 1.00, then the Sponsor Earnout Ratio shall be deemed 1.00.

iii.	“Sponsor Unretained Earnout Shares” means a number of shares of SPAC Class B Common Stock equal to the difference of (x) 1,920,375 minus (y) the number of Sponsor Earnout Shares.

(i)            This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

6.  Confidentiality; No Solicitation. Each Sponsor Party, severally and not jointly, agrees to be bound by and subject to Section 7.03 (Access to Information; Confidentiality) and Section 7.04(b) (No Solicitation) of the BCA to the same extent as such provisions apply to SPAC as if such Sponsor Party was a party thereto.

7.  Sponsor Loan Forgiveness; Sponsor Warrant Forfeiture.

(a)            Each of the Sponsor Parties hereby agrees to forgive (and execute such documents or certificates evidencing such forgiveness as SPAC and/or the Company may reasonably request), concurrently with the Closing, all amounts outstanding under the Sponsor Loans.

(b)            Each of the Sponsor Parties hereby agrees, subject to and conditioned upon the Closing, to forfeit (and execute such documents or certificates evidencing such forfeiture as SPAC and/or the Company may reasonably request), concurrently with the Closing, an aggregate amount of up to 2,820,000 SPAC Private Placement Warrants (the “NRA Incentive Warrants”) to the extent that any such NRA Incentive Warrants have not been, by the Closing Date, allocated by the Sponsor Parties to (x) prospective investors in a Financing or (y) any stockholders of SPAC pursuant to non-redemption or similar agreements entered into in connection with a SPAC Extension.

8.  Sponsor Party Pro Rata Transfer/Forfeiture. The parties hereto agree that any transfer or forfeiture, as contemplated under this Agreement, of shares of SPAC Class B Common Stock (including Sponsor Earnout Shares into which such shares of SPAC Class B Common Stock shall convert at the Closing) and SPAC Private Placement Warrants by the Sponsor Parties shall be made on a pro rata basis to the current ownership of shares of SPAC Class B Common Stock or SPAC Private Placement Warrants, respectively, between the Sponsor Parties as set forth on Exhibit A hereto.

9.  New Shares. In the event that (a) any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC are issued to a Sponsor Party after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Common Stock or SPAC Warrants of, on or affecting the shares of SPAC Common Stock or SPAC Warrants owned by such Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any shares of SPAC Common Stock or other equity securities of SPAC after the date of this Agreement (such shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of Section 1, Section 2 and Section 3 of this Agreement to the same extent as if they constituted the shares of SPAC Common Stock or SPAC Warrants owned by such Sponsor Party as of the date hereof.

10.  No Litigation. Each Sponsor Party hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the BCA (including any claim seeking to enjoin or delay the consummation of the Merger) or (b) alleging a breach of any fiduciary duty of any person in connection with the BCA or the Transactions. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Sponsor Party from enforcing the Sponsor Party’s rights under this Agreement.

11.  Further Assurances. Each Sponsor Party agrees to execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12.  Representations and Warranties. Each Sponsor Party, severally and not jointly, represents and warrants to SPAC and the Company as follows:

(a)            The execution, delivery and performance by such Sponsor Party of this Agreement and the consummation by such Sponsor Party of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Sponsor Party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Securities (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor Party’s governing documents.

(b)            As of the date of this Agreement, such Sponsor Party owns exclusively and has good and valid title to the Securities set forth opposite such Sponsor Party’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the SPAC Organizational Documents and (iv) any non-redemption or similar agreements entered into in connection with a SPAC Extension. As of the date of this Agreement, such Sponsor Party (i) has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Securities, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Securities that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by such Sponsor Parties of its obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Sponsor Party’s Securities that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking. Such Sponsor Party does not own, directly or indirectly, any shares of SPAC Common Stock or other equity interests in SPAC other than as set forth opposite such Sponsor Party’s name on Exhibit A.

(c)            Such Sponsor Party has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Party.

(d)            As of the date of this Agreement, there are no Actions pending against such Sponsor Party or, to the knowledge of such Sponsor Party, threatened against such Sponsor Party, that in any manner, questions the beneficial or record ownership of the Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Agreement.

(e)            Other than as provided in the BCA, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Sponsor Party.

(f)            Each Sponsor Party understands and acknowledges that each of SPAC and the Company is entering into the BCA in reliance upon such Sponsor Party’s execution and delivery of this Agreement.

13.  Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement (other than Section 5) shall automatically terminate upon the earliest of (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Any obligations of the parties under Section 5 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Sponsor Earnout Period and (ii) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, nothing in this Section 13 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in Section 12 of this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

14.  Miscellaneous.

(a)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail or physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 14(a)):

If to SPAC prior to or on the Closing Date, or to Sponsor, to:

Concord Acquisition Corp III

Concord Sponsor Group III, LLC

477 Madison Avenue

New York, NY 10022

Attention: Jeff Tuder

Email: jeff@tremsoncapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Michael Helsel; Jason Simon

Email: helselm@gtlaw.com; jason.simon@gtlaw.com

If to CA2, to:

CA2 Co-Investment LLC

599 Lexington Avenue

New York, NY 10022

Attention: Owen Littman

Email: owen.littman@cowen.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: Stephen P. Alicanti

Email: stephen.alicanti@us.dlapiper.com

If to the Company, to:

GCT Semiconductor, Inc.

2290 North 1st Street, Suite 201

San Jose, CA 95131

Attention: John Schlaefer; Dr. Kyeongho (KH) Lee

Email: jschlaefer@gctsemi.net; lkh@gctsemi.net

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attention: Albert Lung; John Park; Karen Abesamis

Email: albert.lung@morganlewis.com; john.park@morganlewis.com;

karen.abesamis@morganlewis.com

(b)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)            This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d)            This Agreement and any other Ancillary Agreement to which a Sponsor Party is a party constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)            Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)            This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, Merger Sub and the Company.

(l)            Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 14(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONCORD SPONSOR GROUP III LLC

By:	/s/ Timothy Kacani
Name: Timothy Kacani
Title: Authorized Signatory

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CA2 CO-INVESTMENT LLC

By:	/s/ Stephen Lasota
Name: Stephen Lasota
Title: CFO

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONCORD ACQUISITION CORP III

By:	/s/ Jeff Tuder
Name: Jeff Tuder
Title: Chief Executive Officer

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GCT SEMICONDUCTOR, INC.

By:	/s/ John Schlaefer
Name: John Schlaefer
Title: Chief Executive Officer

[Signature page to Sponsor Support Agreement]

EXHIBIT A

OWNERSHIP OF SECURITIES

Sponsor Party	SPAC Class B Common Stock	SPAC Private Placement Warrants
Concord Sponsor Group III LLC	7,957,727	8,260,606
CA2 Co-Investment LLC	577,273	1,139,394
Sponsor / CA2 Ratio	7,957,727 / 577,273	8,260,606 / 1,139,394